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                COMPUTATION OF EARNINGS PER SHARE - EXHIBIT 11.1
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                   (UNAUDITED)

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BASIC INCOME (LOSS) PER COMMON SHARE:

                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                            ------------------------
                                               1998           1999
                                            ----------    ----------
Net income (loss)                           $    5,643    $   (3,314)
                                            ==========    ==========
Weighted average shares outstanding         17,662,189    22,479,436
                                            ==========    ==========
Income (loss) per common share              $     0.32    $    (0.15)
                                            ==========    ==========


DILUTED INCOME (LOSS) PER COMMON SHARE:

                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                            ------------------------
                                               1998           1999
                                            ----------    ----------
Net income (loss)                           $    5,643    $   (3,314)
                                            ==========    ==========
Weighted average shares outstanding         17,662,189    22,479,436

Effect of dilutive shares-stock options        678,263          -
                                            ----------    ----------

Total weighted average dilutive shares      18,340,452    22,479,436
                                            ==========    ==========
Income (loss) per common share              $     0.31    $    (0.15)
                                            ==========    ==========
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